[NNN 2003 VALUE FUND, LLC Letterhead]

October 14, 2008

[NNN 2003 Value Fund Investors]

[Address]

[Address]

RE: NNN 2003 Value Fund, LLC

Notification of Distribution Suspension Effective November 1, 2008

Dear NNN 2003 Value Fund Investor:

At some point during its open offering period from August 2003 through October 2004, you invested in a fund known as NNN 2003 Value Fund, LLC (“the Company”), managed by Grubb & Ellis Realty Investors, LLC (“GERI”), formerly known as Triple Net Properties, LLC.

Due to present economic conditions and uncertainty moving forward, the Company needs to conserve its cash balance, especially with several mortgage loan expirations on the horizon, in order to be able to absorb potential unanticipated tenant defaults. Please be advised that after significant analysis of the Company’s property operations and cash flows, as the Company’s manager, GERI has determined that it is necessary to suspend cash distributions effective November 1, 2008.

The Company is moving forward with the marketing of several assets for sale during 2009 and will continue to evaluate the sale of the Company’s remaining assets. Until it is able to sell the assets, the Company will continue to focus its efforts on leasing activities in order to improve the value and cash flow of each of the properties it owns.

I. PROPERTY UPDATES
In general, overall leasing activity and cash flows at the properties owned by the Company have been negatively impacted by slowing in the U.S. economy. However, through diligent leasing efforts, the Company’s properties have achieved numerous successes over the last year despite the economic challenges. Below are updates on the Company’s real estate holdings:

a) Consolidated Properties

901 Civic – Santa Ana, CA; 99,000 GLA
Acquisition Date – April 2006 (96.9% ownership)
Total Purchase Price: $14,700,000
This is a four-story Class B office building. We have experienced successful leasing activity in 2008 and have leased/renewed four tenants totaling 74,000 square feet.  The building is currently approximately 74% leased; however, we anticipate the leased percentage to increase by the end of the year in part due to a signed letter of intent to lease approximately 19,000 square feet of the building for five years.  The property is being marketed for sale in order to maximize value and take advantage of the lease terms associated with recent leases.

Executive Center I – Dallas, TX; 205,000 GLA
Acquisition Date: December 2003 (wholly-owned)
Total Purchase Price: $8,178,000
This is a 10-story Class B office tower. For five years (until completion in 2006), the High-Five Interchange freeway construction along IH 635 and Central Expressway significantly impeded access to the property and was the primary factor in the lack of leasing activity at the property. Although a re-branding campaign initiated in early 2007 resulted in improved leasing activity, before any new leases could be secured, new challenges were met through the economic downturn that began in the summer of 2007. The mortgage loan balance on the property of approximately $5,000,000 became due on October 1, 2008; however, a one year extension was negotiated with 4% in loan fees along with a principal pay down of $500,000. This extension provides time to continue to lease and market the property for disposition during 2009 at the same time Executive Center II and III (see below) are taken to market. Due to the economic slowdown and low occupancy at the property, the lender has not provided a loan extension beyond October 1, 2009.

Four Resource Square – Charlotte, NC; 152,000 GLA
Acquisition Date: March 2007 (wholly-owned)
Total Purchase Price: $23,200,000
This is a five-story Class A office building. The Charlotte Northeast office submarket, where Four Resource Square is located, has been very soft, but has experienced some recent activity that is expected to be negatively impacted by the current economic downturn, particularly as both Bank of America and Wachovia are based in Charlotte. All vacancies at the property are being aggressively marketed. Our strategy with the property is to hold for approximately 6 to 12 months, lease the remaining space to a target 5% vacancy (which requires lease of approximately 25,000 square feet) and then sell the property subject to favorable market conditions.

Tiffany Square – Colorado Springs, CO; 184,000 GLA
Acquisition Date: November 2006 (wholly-owned)
Total Purchase Price: $11,052,000
This is a Class B office/call center property. The property continues to seek new leasing activity. In February 2008, PRC, the approximately 96,000 square foot call center tenant filed for bankruptcy protection and closed several call centers around the country.  We renegotiated the terms of their lease, reducing their lease rate by 15% and shortening the term of their lease to four years.  PRC successfully emerged from bankruptcy in July 2008 and continues to lease their 96,000 square foot premises.  The remaining 40,000 square feet of vacant space has been available since March 2006.  The property has significant refinance exposure as the mortgage loan is due in February 2009. We are marketing the property for sale in order to avoid refinancing and due to the anticipated lack of future leasing activity in the near term.

The Sevens Building – St. Louis, MO; 197,000 GLA
Acquisition Date: October 2007 (wholly-owned)
Total Purchase Price: $28,250,000
This is a 20-story, Class B office building. The building is dominated by law firms who take advantage of the close proximity to local and regional courts.  Over the past 12 months, the property has had outstanding leasing activity. We are marketing the property for sale in order to take advantage of a recent short term lease signed with the largest tenant in the building and the favorable, assumable financing terms under the present mortgage loan.  While the Clayton market in St. Louis continues to be a highly desirable location, we anticipate a downward pressure on rental rates due to the economic slowdown.

b) Unconsolidated Properties

Chase Tower – Austin, TX; 389,000 GLA
Acquisition Date: July 2006 (14.79% ownership)
Total Purchase Price: $70,100,000
This is a 21-story Class A office tower. Through our diligent leasing efforts in the last 12 months, we have secured several new leases for a total of approximately 99,000 square feet. In addition, we have received offers to lease most of our remaining vacancies and will work diligently to consummate those leases. Once all new tenants take occupancy, the property’s occupancy rate is anticipated to reach approximately 97.0%. This compares very favorably to the current Austin Central Business District Class A and B occupancy rate of 87.0% (as of the 2nd quarter of 2008). In addition, a number of capital and lobby renovations have been completed at Chase Tower. The completion of these capital projects has improved the overall appeal of the building and is expected to help maximize our sale price in the future. It is anticipated that the property will be marketed for sale some time in the first half of 2009.

Enterprise Technology Center – Scotts Valley, CA; 370,000 GLA
Acquisition Date: May 2004 (8.5% ownership)
Total Purchase Price: $61,300,000
This is a Class A office building. The property continues to seek new leasing activity, despite modest success with renewals and expansions in 2008. There have been several interested parties for the 85,000 square feet of vacant space in the building (not counting the additional leased but not occupied space). We believe the fully furnished space is superior to competing properties and we have expanded our marketing efforts to reach non-local prospects. The challenges for this property are the result of the economic downturn in Northern California and the distance to the major markets of San Jose and Santa Cruz. The property’s mortgage loan is scheduled to mature in May 2011. We are evaluating the possibility of marketing the property for sale due to the reasonable likelihood that leasing activity will continue to be sluggish.

Executive Center II & III – Dallas, TX; 381,000 GLA
Acquisition Date: August 2003 (41.1% ownership)
Total Purchase Price: $24,600,000
This office complex consists of two Class A office towers, Executive Center II, an eight-story tower and Executive Center III, a 12-story tower located in the East LBJ Freeway submarket. With a change in the leasing team to Holt Lunsford Commercial, leasing activity has been strong thus far in 2008, with new leases totaling 12,000 square feet and renewals/expansions totaling approximately 9,000 square feet. The strategy for the asset is to continue to focus on leasing to position the property for disposition during 2009. The current mortgage loan with LaSalle Bank matures in December 2008; however, two one-year renewal options provide flexibility to market the property.

II. Present Cash Status as of October 8, 2008
The Company’s cash balances have decreased significantly in 2008, primarily due to operating losses during the year, debt service requirements on outstanding mortgages, and distributions to unit holders. As of October 8, 2008, the unrestricted cash balance in the Company was approximately $1.7 million. The suspension of distributions will enable the property to reduce its expenditures by approximately $290,000 per month. It is anticipated that these funds will be used for operating activities, applied towards future tenanting costs to lease spaces not covered by the lender reserves and to supplement the lender reserve funding as necessary.

III. Summary
Due to the overall economic downturn and reduced cash flow at a number of the properties, 2008 has been a challenging year for the Company. However, GERI is working diligently to fill current and upcoming vacancies to maximize value and to best position the assets for disposition in the future. The suspension of distributions will enable the Company to focus its capital on these objectives despite the tough economic climate. We will keep the investors apprised regarding the progress of our leasing efforts and prospective sale opportunities. If you have any questions regarding this matter, please feel free to contact me at (714) 667-8252 ext. 52268.

Sincerely,

Kent W. Peters
Chief Executive Officer
NNN 2003 Value Fund, LLC

Certain statements contained herein with respect to predictions regarding potential property dispositions, tenant occupancies, new leases, and statements regarding the timing of such events are not descriptions of historical facts and are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: uncertainties relating to our operations; uncertainties relating to the real estate industry; uncertainties relating to the acquisition and disposition of properties; and other risk factors as outlined in the company’s public periodic reports as filed with the Securities and Exchange Commission.